As filed with the Securities and           Registration Statement No. 333-47037
Exchange Commission on June 4, 1998.


                       Securities and Exchange Commission
                             Washington, D.C. 20549
                               -------------------

                       Pre-Effective Amendment No. Two to
                                    Form S-3

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               -------------------

                                  ConAgra, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                        47-0248710
  (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                    Identification No.)

                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000

                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               James P. O'Donnell
              Executive Vice President and Chief Financial Officer
                                  ConAgra, Inc.
                                One ConAgra Drive
                           Omaha, Nebraska 68102-5001
                                 (402) 595-4000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------
                                   Copies to:
                               David L. Hefflinger
                      McGrath, North, Mullin & Kratz, P.C.
                       Suite 1400, One Central Park Plaza
                              Omaha, Nebraska 68102
                           --------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS



                               8,958,421 Shares of
                                  CONAGRA, INC.
                                  Common Stock
                                ($5.00 Par Value)
                             ----------------------




     All  8,958,421  shares of common  stock  (the  "ConAgra  Common  Stock") of
ConAgra, Inc. ("ConAgra") offered in this Prospectus may be offered for sale from time to time by and for the account of certain stockholders of ConAgra (the "Selling Stockholders") or by pledgees, donees, transferees or other successors in interest of such Selling Stockholders. The Selling Stockholders acquired the shares of ConAgra Common Stock in connection with certain business acquisitions by ConAgra. See "Selling Stockholders". Such sales may be made on one or more exchanges, in the over-the-counter market or otherwise, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. See "Plan of Distribution".


     ConAgra will not receive any of the proceeds of any sale of the shares of ConAgra Common Stock. All expenses relating to distribution of the shares of ConAgra Common Stock are to be borne by ConAgra, other than selling commissions and fees of counsel to the Selling Stockholders. The ConAgra Common Stock is listed on the New York Stock Exchange under the symbol "CAG". On ____________, 1998, the last reported sales price of the ConAgra Common Stock on the New York Stock Exchange was $_________ per share.

                                ----------------

             The securities have not been approved by the Securities
                 and Exchange Commission or any state securities
                           commissions, nor have these
                  organizations determined that this prospectus
                   is accurate or complete. Any representation
                     to the contrary is a criminal offense.

                                 ---------------


_______________, 1998

                       CERTAIN FORWARD LOOKING STATEMENTS

     The Prospectus contains certain forward-looking statements, including such statements in the documents incorporated herein by reference. The statements reflect management's current views and estimates of future economic circumstances, industry conditions, ConAgra's performance and financial results. The statements are based on many assumptions and factors including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital and actions of governments. Any changes in such assumptions or factors could produce significantly different results.

                                   THE COMPANY

     ConAgra is a diversified international food company operating across the food chain in three industry segments: Food Inputs & Ingredients, Refrigerated Foods, and Grocery & Diversified Products.

     In the Food Inputs & Ingredients segment, ConAgra's major crop inputs business distributes crop protection chemicals, fertilizers and seeds at wholesale and retail levels. In the ingredients sector, ConAgra primarily processes, distributes and trades ingredients for food products and meat and poultry production. ConAgra's ingredient processing businesses include flour, oat and dry corn milling, tortilla manufacturing, barley malting, specialty food ingredient manufacturing and marketing and feed ingredient merchandising. ConAgra internationally trades grain, dry edible beans and peas, fertilizer and other commodities. ConAgra's trading and processing businesses also include a private label consumer products business and a pet products business. ConAgra has Inputs & Ingredients operations in Canada, Australia, Europe, Asia and Latin America, as well as in the U.S.

     In the Refrigerated Foods segment, ConAgra produces and markets branded processed meats and deli meats, fresh meat, poultry products, and cheese products for retail, foodservice and export markets. ConAgra processed meat products include hot dogs, bacon, ham, sausages, cold cuts, turkey products and kosher products. ConAgra fresh meat products include beef, pork and lamb. ConAgra's poultry businesses include chicken and turkey products. ConAgra's cheese business includes cheese products and dessert toppings. Refrigerated Foods brands include Armour, Butterball, Cook's, County Line, Country Pride, Decker, Eckrich, Healthy Choice, Hebrew National and Swift Premium. ConAgra owns Australia Meat Holdings Pty Ltd., a major Australian beef processor and exporter.

     In the Grocery & Diversified Products segment, ConAgra produces shelf-stable and frozen foods for retail and foodservice markets. Shelf-stable products include tomato products, cooking oils, popcorn, soup, puddings, canned beans, cocoa mixes, peanut butter and ethnic products. Frozen foods include dinners, entrees, potato products, snacks, and seafood. Grocery & Diversified Products brands include Act II, Banquet, Healthy Choice, Hunt's, La Choy, Marie Callender's, Orville Redenbacher's, Peter Pan, Snack Pack, Swiss Miss, Van Camp's and Wesson.

     Acquisitions have contributed substantially to ConAgra's sales and earnings growth, both in the years of acquisition and in subsequent years. Major acquisitions have included United Agri Products, Banquet Foods, Country Pride Foods, Peavey Company, Monfort of Colorado, the Morton, Chun King and Patio frozen foods businesses, SIPCO (formerly Swift Independent Packing Company), the assets of Armour Food Company, Pillsbury's grain merchandising business, eight U.S. flour mills acquired from International Multifoods, Beatrice Company, the assets of Elders' beef, malt and wool business in Australia, Golden Valley Microwave Foods, Universal Frozen Foods, MC Retail Foods, Van Camp's canned bean and Wolf Brand chili businesses, Canada Malting Company and Gilroy Foods. ConAgra anticipates that it will continue to grow internally and through acquisitions.

     ConAgra is a Delaware corporation with executive offices located at One ConAgra Drive, Omaha, Nebraska 68102-5001, telephone (402) 595-4000.

Earnings Per Share

     Statement of Financial Accounting Standards No. 128, adopted by the Company, requires the presentation of basic and diluted earnings per share and replaces the prior presentation of primary and fully diluted earnings per share. Basic earnings per share is calculated on the basis of weighted average outstanding common shares, after giving effect to preferred stock dividends. Diluted earnings per share is computed on the basis of weighted average outstanding common shares, outstanding options that are dilutive, and equivalent shares assuming conversion of outstanding convertible securities, where dilutive.

     Earnings per share are restated for the periods below in accordance with SFAS 128 and are adjusted to reflect a two-for-one stock split effective October 1, 1997:


                                               (In millions, except per share amounts)


                                                                               Fiscal Year Ended
                                                  ------------------------------------------------------------------------------
                                                     May 30,        May 29,      May 28,      May 26,       May 25,
                                                       1993           1994        1995        1996(1)        1997
Computation of basic earnings per share:

    Income before cumulative effect of
      change in accounting principle ..........   $    391.5      $   437.1      $  495.6     $ 188.9        $  615.0
    Less preferred dividends ..................         24.0           24.0          24.0         8.6            --
                                                  ------------    -----------    ----------   ----------     ----------
    Income available to common stock
        before cumulative effect of change
        in accounting principle ...............        367.5          413.1         471.6       180.3           615.0
    Cumulative effect of change in
        accounting principle ..................       (121.2)          --            --          --              --
                                                  ------------    ------------   ----------   ----------     ----------
    Income available to common stock ..........   $    246.3      $   413.1      $  471.6     $ 180.3        $  615.0
                                                  ------------    ------------   ----------   ----------     ----------

Weighted average common shares outstanding ....        460.5          453.3         453.0       451.3           451.3
                                                  ------------    ------------   ----------   ----------     ----------

Basic earnings per share:
    Before cumulative effect of change in
        accounting principle ..................   $      0.80     $     0.91     $    1.04    $   0.40       $    1.36
    Cumulative effect of change in accounting
        principle .............................         (0.26)       --           --          --               --
                                                  ------------    ------------   -----------  -----------    ----------
    Basic earnings per share ..................   $      0.54     $     0.91     $    1.04    $   0.40       $    1.36
                                                  ------------    ------------   -----------  -----------    ----------

Computation of diluted earnings per share:

    Income available to common stock before
        cumulative effect of change in
        accounting principle ..................   $    367.5      $    13.1      $  471.6     $ 180.3        $  615.0
    Add dividends on convertible preferred
        stock where dilutive ..................       --               24.0          24.0        --              --
                                                  ------------    -------------  ----------   ----------     ----------

    Net income available to common stock before
        cumulative effect of change in
        accounting principle assuming full
        dilution ..............................        367.5          437.1         495.6       180.3           615.0
    Cumulative effect of change in accounting
        principle ...........................         (121.2)           --           --          --              --
                                                  ------------    -------------  ----------   ----------     ----------
    Net income applicable to common stock
        assuming full dilution ..............     $    246.3      $   437.1      $  495.6     $ 180.3        $  615.0
                                                  ------------    -------------  ----------   ----------     ----------



Weighted average common shares outstanding ..          460.5          453.3         453.0       451.3           451.3
   Add shares applicable to stock options
        using average market price ..........            5.4            3.7          4.9         7.6             7.7
   Add shares assumed issued for convertible
        preferred stock where dilutive ......          --              29.3          29.3        --              --
                                                  ------------    -------------  -----------  ----------     --------
   Weighted average common and common
        equivalent shares assuming full
        dilution ............................          465.9          486.3         487.2       458.9           459.0
                                                  ------------    -------------  -----------  ----------     --------

Diluted earnings per share:
   Before cumulative effect of change in
        accounting principle ................     $       0.79    $     0.90     $    1.02    $   0.39       $  1.34
   Cumulative effect of change in accounting
        principle ...........................            (0.26)         --            --          --            --
                                                  ------------    -------------  -----------  ----------     ---------
   Diluted earnings per share ...............     $       0.53    $     0.90     $    1.02    $   0.39       $   1.34
                                                  ------------    -------------  -----------  ----------     ---------



(1) 1996 includes  non-recurring charges of $0.789 and $0.776 for basic and diluted earnings per share, respectively.

                          DESCRIPTION OF CAPITAL STOCK

General

     The authorized capital stock of ConAgra consists of 1,200,000,000 shares of ConAgra Common Stock, par value $5.00 per share; 150,000 shares of ConAgra Class B Preferred Stock, $50.00 par value; 250,000 shares of ConAgra Class C Preferred Stock, $100.00 par value; 1,100,000 shares of ConAgra Class D Preferred Stock, without par value; and 16,550,000 shares of ConAgra Class E Preferred Stock, without par value.

     Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock and Class E Preferred Stock are issuable in one or more series created by the Board of Directors of ConAgra, which in creating any such series is given authority to fix the voting rights, dividend rate, redemption provisions, liquidation preferences and conversion provisions. On March 22, 1998 there were outstanding 480,409,454 shares of ConAgra Common Stock. No shares of preferred stock are currently issued and outstanding.

Dividends on ConAgra Capital Stock

     ConAgra Common Stock Dividend Policy. ConAgra has paid cash dividends on its ConAgra Common Stock each year since 1976. It is the present intention of ConAgra to continue to pay quarterly cash dividends on ConAgra Common Stock and that dividend payments, over time, will average in the range of 30 to 35 percent of cash earnings. The payment of dividends and their amount will however, be dependent upon ConAgra's earnings, financial position, cash requirements and other relevant factors, including the satisfaction of preferred stock dividend requirements.

     Dividend Rights. The Board of Directors may declare and pay dividends on ConAgra Common Stock out of surplus or net earnings. It is anticipated that any issuance of preferred stock would contain provisions granting the shares so issued a preference over the ConAgra Common Stock as to the payment of dividends.

ConAgra Common Stock

     Holders of outstanding ConAgra Common Stock are entitled to one vote for each share. Upon liquidation, the holders of ConAgra Common Stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any additional shares of series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of ConAgra Common Stock and will subject the ConAgra Common Stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

     The shares of ConAgra Common Stock to be offered hereunder are fully paid and non-assessable. The ConAgra Common Stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to such stock. Holders of ConAgra Common Stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra.

Voting Rights in Certain Cases

     Article XIV of the ConAgra Certificate of Incorporation requires, with certain exceptions, a 75% affirmative vote of ConAgra's stock to approve (i) a merger or consolidation with, (ii) the issuance or transfer of securities of ConAgra in exchange for assets, securities or cash to, or (iii) the sale of all or a substantial part of the assets of ConAgra to another person, corporation or other entity, that owns beneficially, directly or indirectly, 5% or more of ConAgra's outstanding capital stock entitled to vote generally in the election of directors. The 75% voting requirement does not apply if a majority of the outstanding shares of all classes of capital stock of such other corporation entitled to vote generally in the election of directors, considered as one class, is owned of record or beneficially by ConAgra or its subsidiaries, the transaction was approved by a majority of ConAgra's Board of Directors prior to the time that the other entity became a beneficial owner of 5% or more of
ConAgra's outstanding shares, or if the transaction is approved by a three-fourths vote of ConAgra's Board of Directors at any time prior to its consummation.

     Article XV of the ConAgra Certificate of Incorporation requires the approval of 95% of ConAgra's stock entitled to vote in the election of directors, voting as one class, for any business combination with any other entity, if, as of the applicable record date, such other entity is the beneficial owner directly or indirectly of 30% of the outstanding shares of ConAgra stock entitled to vote. Such 95% voting requirement shall be in-applicable if certain fair price, dividend, proxy, and other procedures detailed in such Article XV have been observed by such other entity since it acquired 30% control. Article XV cannot be amended, altered, changed or repealed without a 95% vote of all stockholders of ConAgra entitled to vote in an election of directors, considered as one class, unless such amendment, alteration, change or repeal is recommended to the stockholders by a vote of 80% of the directors who would be eligible to serve as "continuing directors" as that term is defined in Article XV.

     Article XVI of the ConAgra Certificate of Incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra, to be considered by the Board of Directors when reviewing any proposal by another corporation to acquire or combine with ConAgra.

     Article XVII of the ConAgra Certificate of Incorporation requires that any action required or permitted to be taken by ConAgra's stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by such stockholders.

     Article XVIII of the ConAgra Certificate of Incorporation provides in general that any direct or indirect purchase by ConAgra or any subsidiary of ConAgra of any of its Voting Stock (as defined in Article XVIII), or rights to acquire Voting Stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its Voting Stock (an "Interested Stockholder") and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the Voting Stock (excluding Voting Stock held by an Interested Stockholder). Article XVIII is intended to prevent "greenmail", which is a term used to describe the accumulation of a block of a corporation's stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

     Article VII requires that the ConAgra Board of Directors consist of nine to sixteen members divided into three classes of as nearly equal size as possible. The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. The provisions of Article VII may not be amended without (i) the affirmative vote of 80% of all outstanding voting stock or (ii) the affirmative vote of a majority of outstanding voting stock and the affirmative vote of at least 75% of the Board of Directors.

     Article VII, Article XIV, Article XV, Article XVI, Article XVII and Article XVIII may be deemed to have anti-takeover effects. Such provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra. Also, it may be more difficult for a stockholder or other entity to remove management. Furthermore, the provision for a classified Board of Directors may make more difficult removal of directors, even when such removal is considered desirable.

Rights Dividend

     On July 12, 1996, the Board of Directors of ConAgra declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of ConAgra Common Stock for stockholders of record on July 24, 1996 (the Record Date"). The one Right for each outstanding share of ConAgra Common Stock was adjusted to one-half Right for each share effective October 1, 1997 as a result of an adjustment made following a two-for-one stock split of the ConAgra Common Stock.

     The Rights will expire on July 12, 2006. The Rights are represented by the ConAgra Common Stock certificates and are not exercisable or transferable apart from the ConAgra Common Stock certificates except upon the occurrence of certain events described below. Pursuant to the Rights Agreement, the exercise price and the number of shares of Preferred Stock or other securities or other property issuable are subject to adjustment in the event of stock splits, stock dividends and certain other distributions and customary antidilution provisions. All shares of ConAgra Common Stock issued between July 24, 1996 and the earlier of
(i) July 12, 2006, (ii) the date on which the Rights are redeemed, or (iii) a date generally ten days after a Share Acquisition Date, will receive Rights.

     Each Right entitles the registered holder to purchase from ConAgra one one-thousandth of a share of Series A Junior Participating Class E Preferred Stock, without par value, of ConAgra (the "Preferred Stock") at a price of $200 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of July 12, 1996, as the same may be amended from time to time (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

     The Rights become exercisable on the earlier to occur of (i) ten days following announcement that a person or group (the "Acquiring Person") has acquired 10% or more of the ConAgra Common Stock (the date of such announcement being called the "Share Acquisition Date") or (ii) ten days following the commencement of (or announcement of an intention to make) a tender offer for 15% or more of the ConAgra Common Stock.

     Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 2000 times the dividend declared per share of ConAgra Common Stock. In the event of liquidation, dissolution or winding up of the ConAgra, the holders of the Preferred Stock will be entitled to a minimum preferential payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 2000 times the payment made per share of ConAgra Common Stock. Each share of Preferred Stock will have 2000 votes, voting together with the ConAgra Common Stock. In the event of any merger, consolidation or other transaction in which outstanding shares of ConAgra Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 2000 times the amount received per share of ConAgra Common Stock.

     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of two shares of ConAgra Common Stock.

     In the event that any person or group becomes an Acquiring Person, the Rights Agreement provides that each holder of a Right (other than an Acquiring Person) will thereafter have the right to receive, upon exercise, shares of ConAgra Common Stock having a value of twice the exercise price of the Right.

     In the event that (i) ConAgra engages in a merger or other business combination transaction in which ConAgra is not the surviving company, or (ii) 50% or more of ConAgra's assets or earning power is sold, the Rights Agreement provides that each holder of a Right shall thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value of twice the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding shares of ConAgra Common Stock, the Board of Directors of ConAgra may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for shares of ConAgra Common Stock or Preferred Stock (or a series of ConAgra's preferred stock having equivalent rights, preferences and privileges).

     At any time on or prior to the Share Acquisition Date, ConAgra may redeem the Rights at a redemption price of $.01 per Right.

                              SELLING STOCKHOLDERS

     The shares of ConAgra Common Stock beneficially owned by the following ConAgra stockholders (the "Selling Stockholders") are in the amounts indicated below. All such shares are being offered in this Prospectus.

     Selling Stockholders               Shares of ConAgra Common Stock

Wendell Hester Trust FBO
 Jeffrey D. Hester                                  14,240

Wendy A. Hester                                    742,258

Holly J. Welsh                                     742,258

Rebecca D. Dixon                                   742,258

Jeffrey D. Hester                                  719,008

Jeffrey D. Hester Trust
 FBO Brian Jeffrey Hester                            5,521

Jeffrey D. Hester Trust
 FBO Jason Gregory Hester                            5,521

Jeffrey D. Hester Trust
 FBO Allen Thomas Hester                             5,521

Wendell Hester Trust
 FBO Brian J. Hester                               139,500

Wendell Hester Trust
 FBO Jason G. Hester                               139,500

Wendell Hester Trust
 FBO Allen T. Hester                               139,500

Wendell Hester Trust FBO
 Philip Alan Welsh                                 139,500

Wendell Hester Trust FBO
 Karen Anne Welsh                                  139,500

     The above Selling Stockholders acquired their shares of ConAgra Common Stock pursuant to an Agreement and Plan of Merger dated November 24, 1997, pursuant to which Hester Industries, Inc. ("Hester") became a wholly-owned subsidiary of ConAgra.


         Selling Stockholders               Shares of ConAgra Common Stock

         Mark D. Dellafera                           34,738

         Debra J. Dellafera                          11,580

     Mark Dellafera and Debra Dellafera acquired their shares of ConAgra Common Stock pursuant to an Agreement and Plan of Merger dated January 10, 1997 pursuant to which Creative Seasonings, Inc. became a wholly-owned subsidiary of ConAgra.

     Selling Stockholders               Shares of ConAgra Common Stock

         H. Gene Rygmyr                              88,646

     H. Gene Rygmyr acquired his shares of ConAgra Common Stock pursuant to an Agreement and Plan of Merger dated October 31, 1997 pursuant to which Rygmyr Foods, Inc. became a wholly-owned subsidiary of ConAgra.

     Selling Stockholders               Shares of ConAgra Common Stock

         Layne & Myers Grain Company, Inc.          134,554

         Layne & Myers Grain Company, Inc. acquired its shares of ConAgra Common Stock pursuant to an Asset Purchase Agreement dated April 30, 1997 pursuant to which certain assets of the company were sold to ConAgra.

     Selling Stockholders               Shares of ConAgra Common Stock

         Lawrence Zoll                              837,000

         Steven Zoll                                346,000

         Marcy Zoll                                  67,000

     The above Selling Stockholders acquired their shares of ConAgra Common Stock pursuant to an Agreement and Plan of Merger dated January 14, 1998 pursuant to which Zoll Foods Corporation became a wholly-owned subsidiary of ConAgra.

     Selling Stockholders               Shares of ConAgra Common Stock

         Michael Gilardi                          3,352,687

         Daniel Gilardi                              34,967

         Matthew Gilardi, Sr.                        34,967

         Matthew Gilardi, Jr.                        34,967

         Pamela Gilardi                             307,412

     The above Selling Stockholders acquired their shares of ConAgra Common Stock pursuant to an Agreement and Plan of Merger dated February 17, 1998 pursuant to which A. M. Gilardi & Sons, Inc. and International Pizza Company became wholly-owned subsidiaries of ConAgra. Such Selling Stockholders have agreed not to transfer any of their shares of ConAgra Common Stock until such time as financial results covering 30 days of post-merger combined operations of
A. M. Gilardi & Sons and

International Pizza Company and ConAgra are published. The publication of such post-merger combined operations results is anticipated to occur during late July 1998 with ConAgra's earnings release for the fiscal year ended May 24, 1998.

                              PLAN OF DISTRIBUTION

     The ConAgra Common Stock offered in this Prospectus may be offered from time to time on the New York Stock Exchange, on other exchanges on which the ConAgra Common Stock may be listed, in the over-the-counter market or in other ways not involving market-makers or established trading markets, including direct sales to purchasers or sales effected through agents, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers; and (e) by bona fide pledgees of shares pursuant to loan and pledge agreements with the Selling Stockholder. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated by the Selling Stockholders.

                                     EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from ConAgra's annual report on Form 10-K for the year ended May 25, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of"), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports, which financial statements and schedules will have been audited to the extent and for the period set forth in such reports by the firm or firms rendering such reports, and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of ConAgra Common Stock offered hereby has been passed upon for ConAgra by McGrath, North, Mullin & Kratz, P.C., Omaha, Nebraska 68102.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information is available on us at that location.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement we filed with the SEC.

         o        Annual Report on Form 10-K for the year ended May 25, 1997;

         o Quarterly Reports on Form 10-Q for the quarters ended August 24, 1997, November 23, 1997 and February 22, 1998;

         o Current Reports on Form 8-K dated October 1, 1997 and February 13, 1998; and

         o Amendment to the Company's Registration Statement on Form 8-A filed on October 1, 1997;

         o The description of the ConAgra Common Stock and related preferred share purchase rights contained in ConAgra's registration statements filed pursuant to the Securities Exchange Act of 1934, and any amendment or report filed for the purposes of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         ConAgra, Inc.
         One ConAgra Drive
         Omaha, Nebraska  68102-5001
         (Attention: Investor Relations Department)
         (402) 595-4157

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth estimated expenses to be incurred by ConAgra in connection with the offering described in this Registration Statement:

          Item                                 Amount
Registration Fee                                  $  74,341
Printing Expenses*                                $   2,000
Accounting Fees and Expenses*                     $  10,000
Legal Fees and Expenses*                          $  15,000
Miscellaneous Expenses*                           $     659
                                                  ---------
     TOTAL                                        $ 102,000*
----------------------

*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Article V of the Certificate of Incorporation of ConAgra, ConAgra shall, to the extent required, and may, to the extent permitted, by
Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnity and reimburse pursuant thereto. No director shall be liable to ConAgra or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to acts or omissions occurring on or after September 18, 1986. A director shall continue to be liable for (i) any breach of a director's duty or loyalty to ConAgra or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) paying a dividend or approving a stock repurchase which would violate
Section 174 of the General Corporation Law of the State of Delaware; or (iv) any transaction from which the director derived an improper personal benefit.

     The by-laws of ConAgra provide for indemnification of ConAgra officers and directors against all expenses, liabilities or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving ConAgra in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ConAgra.

     ConAgra also maintains a director and officer insurance policy which insures the officers and directors of ConAgra and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

ITEM 16.  LIST OF EXHIBITS.

Exhibit
Number                                              Description

4.1 ConAgra's Certificate of Incorporation, as amended, incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 26, 1996.

4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's Current Report on Form 8-K dated July 12 1996.

4.3 Rights Agreement dated July 12, 1996, incorporated hereby by reference to ConAgra's Current Report on Form 8-K dated July 12, 1996.

4.4 Form of Common Stock Certificate incorporated by reference to Exhibit 4.4 of ConAgra's Registration Statement on Form S-3 (33-63081).

5.1    Opinion of McGrath, North, Mullin & Kratz, P.C.*

23.1   Consent of McGrath, North, Mullin & Kratz, P.C. (included in Exhibit 5.1)

23.3   Consent of Deloitte & Touche

24     Powers of Attorney.*
____________
*Previously filed.



ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant, ConAgra, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 4th day of June, 1998.

                                         CONAGRA, INC.

                                         /s/ Bruce C. Rohde
                                     By: ____________________________
                                         Bruce C. Rohde
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933 this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 4th day of June, 1998.

         Signature                                          Title
/s/ Bruce C. Rohde
______________________________________      President, Chief Executive Officer
Bruce C. Rohde                              and Director

/s/ James P. O'Donnell
______________________________________      Executive Vice President
James P. O'Donnell                          and Chief Financial Officer
                                            (Principal Financial Officer)
/s/ Kenneth W. DiFonzo
______________________________________      Senior Vice President, Controller
Kenneth W. DiFonzo                          (Principal Accounting Officer)

Philip B. Fletcher*                         Director
C. M. Harper*                               Director
Robert A. Krane*                            Director
Mogens Bay*                                 Director
Gerald Rauenhorst*                          Director
Carl E. Reichardt*                          Director
Ronald W. Roskens*                          Director
Marjorie M. Scardino*                       Director
Walter Scott, Jr.*                          Director
Kenneth E. Stinson*                         Director
Jane J. Thompson*                           Director
Frederick B. Wells*                         Director
Thomas R. Williams*                         Director
Clayton K. Yeutter*                         Director

* Bruce C. Rohde, by signing his name hereto, signs this Amendment to the Registration Statement on behalf of each of the persons indicated. A Power-of-Attorney authorizing Bruce C. Rohde to sign this Registration Statement on behalf of each of the indicated Directors of ConAgra, Inc. was previously filed hereto as Exhibit 24.

                                                     /s/ Bruce C. Rohde
                                             By: ____________________________
                                                  Bruce C. Rohde
                                                  Attorney-In-Fact

                                INDEX OF EXHIBITS



EXHIBIT
NUMBER                                              DESCRIPTION

4.1 ConAgra's Certificate of Incorporation, as amended, incorporated herein by reference to ConAgra's annual report on Form 10-K for the fiscal year ended May 26, 1996.

4.2 ConAgra's By-Laws, as amended, incorporated herein by reference to ConAgra's Current Report on Form 8-K dated July 12 1996.

4.3 Rights Agreement dated July 12, 1996, incorporated hereby by reference to ConAgra's Current Report on Form 8-K dated July 12, 1996.

4.4 Form of Common Stock Certificate incorporated by reference to Exhibit 4.4 of ConAgra's Registration Statement on Form S-3 (33-63081).

5.1   Opinion of McGrath, North, Mullin & Kratz, P.C.*

23.1  Consent of McGrath, North, Mullin & Kratz, P.C. (included in Exhibit 5.1)

23.3  Consent of Deloitte & Touche

24    Powers of Attorney.*
____________
*Previously Filed.